Exhibit 99.1

Berkshire Hills Recaps 2013 Highlights at Annual Meeting; All Proposals Approved by Shareholders

Company Release - 05/08/2014 16:15

PITTSFIELD, Mass., May 8, 2014 /PRNewswire/ — Berkshire Hills Bancorp, Inc. (NYSE: BHLB) held its annual meeting of shareholders on May 8, in Pittsfield, Massachusetts.

Chairman, President and CEO Michael P. Daly summarized Berkshire’s accomplishments in 2013.  They included strong loan growth and team recruitment, along with the acquisition of 20 branches in Central New York.  The year’s initiatives resulted in 24% earnings growth.  Berkshire’s 2013 total stock return exceeded 18%, and the annual cash dividend was increased by 4%, providing a 3% yield.  Mr. Daly concluded with a summary of the encouraging prospects for Berkshire’s further growth and development.

Shareholders approved all proposals which were presented at the meeting. These included:

•                  The election of four existing directors to new three year terms: Michael P. Daly; Susan M. Hill; Cornelius D. Mahoney; and John W. Altmeyer

•                  Approval of a non-binding proposal to give advisory approval of the Company’s executive compensation

•                  Ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal year 2014

BACKGROUND

Berkshire Hills Bancorp is the parent of Berkshire Bank — America’s Most Exciting Bank®. The Company has approximately $6.0 billion in assets and 90 full service branch offices in Massachusetts, New York, Connecticut, and Vermont providing personal and business banking, insurance, and wealth management services.

FORWARD LOOKING STATEMENTS

This document may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995.  There are several factors that could cause actual results to differ significantly from expectations described in the forward-looking statements. For a discussion of such factors, please see Berkshire’s most recent reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission and available on the SEC’s website at www.sec.gov.  Berkshire does not undertake any obligation to update forward-looking statements.

CONTACTS

Investor Relations Contact

Allison O’Rourke; Vice President — Investor Relations; 413-236-3149

Media Contact

Ray Smith; Assistant Vice President — Marketing; 413-236-3756

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SOURCE Berkshire Hills Bancorp